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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 14, 2020, Standard General issued the following press release and open letter to the Company’s shareholders:

STANDARD GENERAL RESPONDS TO TEGNA’S MISLEADING “FACT SHEET”

TEGNA Board Continues to Make Excuses for Shares Trading Below $11

Board Attempts to Deflect Attention from Its Own Performance by Attacking Largest Shareholder

Standard General’s Four Exceptional Nominees on the WHITE Proxy Card Bring Much Needed Experience in Local Affiliate Broadcasting and a Commitment to Transparency and Proper Stewardship

NEW YORK, April 14, 2020 – Standard General L.P., the largest equityholder of TEGNA Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), today released an open letter to TEGNA shareholders responding to TEGNA’s latest barrage of misleading arguments and data.

“The TEGNA Board is marshaling misleading analyses and data in a desperate attempt to deflect responsibility and attention from TEGNA’s persistent underperformance, strategic missteps, and governance failures,” said Soo Kim, Founding Partner of Standard General. “TEGNA cannot avoid facing the simple fact that its shares are trading below $11 today. We are confident that no amount of shifting explanations, inapposite comparisons, and contradictory analytical methodologies will distract shareholders from the urgent need for change at TEGNA.”

The full text of the letter follows and is available at www.TomorrowsTEGNA.com:

April 14, 2020

To Our Fellow TEGNA Shareholders:

I am writing on behalf of Standard General, the largest investor in TEGNA Inc. As you know, we are concerned that TEGNA has significantly underperformed its potential while owning the best local affiliate broadcasting assets in the country. We believe change is required in business operations, strategy, capital allocation, and governance at TEGNA to ensure the Company performs for shareholders. Accordingly, we have nominated a slate of four highly qualified candidates to TEGNA’s Board of Directors.

The Company has responded with a misleading campaign to preserve the positions of the incumbent directors. It has hired three investment banks, spent more than $12 million, and leveled ad hominem attacks on the single largest owner of the Company. It is disappointing, but we are not discouraged.

TEGNA has tremendous assets and opportunities. That is why no less than four strategic suitors expressed interest in buying the Company at nearly twice the current price. Yet, in the most robust M&A market of our lifetimes, this Board – which in our campaign has shown the lengths to which it will go to protect its members – failed to catalyze this interest (first expressed more than 14 months ago) to a successful outcome for shareholders.

We believe change on this Board is required to restore confidence in the direction of this Company. TEGNA’s poor strategic and capital allocation decisions have strained the Company’s resources at precisely the wrong time. The consequences of the $2 billion cash acquisition spree and record-high debt burden (that recently led to a ratings downgrade) are serious – and not just for shareholders. Just this past week, the Company reportedly began furloughing local TV news staff at a time when our audience’s need for news in their community is more critical than ever, while a TEGNA competitor has pledged to not to furlough or lay off employees.1

Change is needed.

TEGNA’s Misleading Claims and Arguments

TEGNA’s Board has responded to our review of TEGNA’s performance with a 34-page “fact sheet” that purports “to set the record straight.” It doesn’t. TEGNA has assembled a collection of selective disclosures and shifting metrics that reflects a lack of objectivity about TEGNA’s past, its present, and its future.

The lengthy “fact sheet” contains a litany of misleading data and fallacious arguments. Just a few examples:

•	Rejecting its own numbers. TEGNA’s EBITDA margin has significantly declined while its leading pure-play peers have been able to maintain or grow their margins over time. Rather than responding to our substantive point, TEGNA claims our calculation of the Company’s 2017 EBITDA is “pure speculation”[2] because TEGNA had multiple business lines in 2017. Our broadcasting segment EBITDA number comes directly from TEGNA’s own 10-K.[3] TEGNA seemingly uses this same 2017 broadcast EBITDA number in its own rebuttal slide deck, two pages earlier.[4] In its disingenuous attempt to defend itself, TEGNA’s Board has gone so far as to criticize its own numbers.

•	Contradicting its own methodology. In its attempt to prove it has created value for shareholders, TEGNA clings to a cherry-picked performance period, one that begins well after it became a pure-play broadcaster and ends after its share price appreciated on takeover rumors. TEGNA became a pure-play broadcaster in the middle of 2017, yet it begins its analysis several months later. The Wall Street Journal on August 16, 2019 ran an article (since confirmed) that Apollo was seeking to acquire TEGNA, causing TEGNA’s stock to rally 17% in the two trading days afterwards. TEGNA insists on including that move in its TSR period. TEGNA’s bookends create the appearance of outperformance where there has been none. Notably, TEGNA uses a different methodology when judging Media General’s stock performance: for that calculation, it ends the period as soon as takeover interest emerged, presumably on the very grounds that companies and Board members should not get “credit” for stock rallies in the wake of takeover speculation.[5]

•	Refusing to compare itself to best-in-class companies. TEGNA also claims to be a best-in-class pure-play local affiliate broadcast operator, but it refuses to compare itself to the two other such companies, Nexstar and Gray. TEGNA, Nexstar, and Gray are the only pure-play local affiliate broadcasters. TEGNA instead has chosen to benchmark its TSR and operating performance to a magazine company (among others), and claims we are unfairly comparing TEGNA to the other pure-play local affiliate broadcasters.

•	Shifting its claims on shifting metrics. In January, TEGNA insisted that all of its acquisition multiples were based on “a trailing, two-year calendar basis.”[6] In its most recent investor presentation, however, TEGNA revealed that each deal was actually valued differently: some with trailing years, others with current years, and still others with forward estimates. There were also different methods of calculating cost savings and tax benefits.[7] We noted this inconsistency in our materials and our concern that TEGNA was shifting its analytical framework to suit each deal. TEGNA’s new (and wholly inconsistent) claim is that it has always used an average of “one year of actuals + one year of estimate[d]” EBITDA.[8] Not only is the new claim markedly different than the position TEGNA took in January, it is simply not true based on TEGNA’s own press releases and investor presentations.[9]

[1]	See “TEGNA Furloughs Local TV News Staffs, Managers Take Temporary Pay Cut,” Poynter, April 6, 2020.
[2]	TEGNA presentation at page 8.
[3]	TEGNA, 2017 Form 10-K at page 26.
[4]	TEGNA presentation at page 6, footnote 4, noting that the analysis uses 2017E EBTIDA “pro forma for announced and completed transactions as of 12/31/2017.”
[5]	TEGNA presentation at page 14.
[6]	TEGNA letter to shareholders, January 21, 2020.
[7]	TEGNA April investor presentation at page 12.
[8]	TEGNA presentation at pace 9.
[9]	See, for example, TEGNA press release dated December 18, 2017, describing multiple on the basis of two forward periods.

•	Using misleading comparison periods. In response to our pointing out that TEGNA had underwritten acquisitions with unrealistic assumptions of cost savings and margin increases, TEGNA attempts to show that it has grown EBITDA at the acquired stations. It does so, however, by fallaciously comparing 2019, an odd-year (with no political / Olympic ad spending) to 2020, an even-year with substantial political ad spending. No broadcaster compares odd and even years. Indeed, consistent with longstanding industry convention, TEGNA itself averages the performance across the odd and even years in nearly all its presentations, including its latest one.[10] However, in an attempt to bolster its claim about expanding EBITDA margins at acquired stations, TEGNA disingenuously cites an uptick in performance of stations it acquired in Iowa – for example – comparing the Iowa caucus period in Q1 2020 with the mundane Q1 2019.[11] We do not believe shareholders will be misled by such unconventional measures, nor should they permit TEGNA to hide its underperformance behind them.[12]

•	Rejecting respected third-party experts. TEGNA attempts to discredit analyses that are critical of its performance by attributing them to Standard General “distort[ions]” and “false claims” even though those studies were conducted by independent third parties – Scripps and Wells Fargo.[13] TEGNA also tries to avoid another third-party analysis by criticizing the source, even though TEGNA has cited that expert firm publicly and favorably in the past.[14]

One unfortunate fact is not mentioned anywhere – TEGNA’s stock closed yesterday at $10.91 per share. No peer group or time period TEGNA selects can erase the current reality.

These are but a few examples of TEGNA’s win-at-all-costs approach to shareholder communications and transparency. Taken together, they form a worrisome pattern.

TEGNA’s Board Cannot Be Trusted

This pattern is not unique to the current period. The failure in the past to provide objective information to shareholders has damaged the credibility of the Board, we believe.

For example, the Board has not provided sufficient details about the four strategic suitors that approached in Company beginning as early as February 2019. TEGNA’s “fact sheet” does not supply this critical information either. It provides a mere one-page summary of the Board’s decision-making process. We believe this leaves more questions than answers and that the Board may have sought to discourage takeover proposals.

We know that in 2019, the Company falsely and publicly denied that Apollo had approached the Board with a takeover proposal. The Company was later forced to admit its false statement and disclose that the Board actually was approached by Apollo. TEGNA’s story has continued to evolve, further diminishing the Board’s credibility. The latest version is that Apollo approached, TEGNA “engaged,” and Apollo walked away “the next day.”15 But, even this version is at odds with that of The Wall Street Journal, which reported in August 2019 that Apollo approached TEGNA in February 2019 and had “remained in regular contact despite so far being rebuffed.”16

[10]	See, for example, TEGNA presentation at pages 6 and 9.
[11]	The Iowa caucus was held on February 3, 2020. TEGNA cites the performance of its acquired stations in Des Moines and Davenport in Q1 2020 compared to Q1 2019. See TEGNA presentation at slide 7. See “Political Ads Bombard Iowa,” Des Moines Register, January 6, 2020.
[12]	Notably, in a further indication that TEGNA will reveal information favorable to itself, TEGNA has selectively disclosed its EBITDA margin for only some stations in Q1 2020 without providing complete financials (or EBITDA) for Q1 or providing any GAAP numbers or reconciliation to GAAP numbers.
[13]	TEGNA presentation at page 7 and 8.
[14]	TEGNA presentation at page 10. See citations to BIA in TEGNA investor presentation, dated January 16, 2020.
[15]	TEGNA presentation, page 18.
[16]	Wall Street Journal, August 16, 2019.

The incumbent Board appears to have jeopardized an opportunity to maximize the value of shareholders’ investment in a robust M&A market. Market conditions have now changed. When markets recover and strategic interest is renewed, can shareholders trust the incumbent directors to run a full and fair process that maximizes value for shareholders?

This Campaign Is About Shareholder Value

Standard General is TEGNA’s largest shareholder, with an equity investment in TEGNA equivalent to 25,715,479 shares (including swaps covering 5,000,000 shares), or almost 12% of TEGNA’s outstanding stock. Standard General increased our economic ownership substantially in the past two weeks.

Standard General is seeking change on the Board to help maximize the value of our substantial ownership stake in TEGNA. Our push, however, will drive value creation for all shareholders.

We have nominated exceptional operating executives who have pledged to use their industry knowledge on behalf of all shareholders. I too recognize that my responsibility, if I am elected, is to exercise my judgment for the benefit of all shareholders. As the principal of the investment firm with the largest exposure to TEGNA’s equity, I am fully aligned with you and TEGNA’s other shareholders.

The Board appears to be less focused on objective and fair analysis of TEGNA’s performance and creating future value and more focused on personally attacking me. We count more than 80 references to “Mr. Kim” in TEGNA’s 34-page “fact sheet,” none of them flattering. According to the Board, Mr. Kim “falsely claims” and “conflates” and “tries to misrepresent” and “attacks” and “distorts” and “falsely accuses” and “baselessly attacks” and “erroneously claims” and “misleadingly states” and “falsely suggests” and “incorrectly assess[es]” nearly every time he speaks.

I am disappointed the Company has taken the approach of attacking me, rather than responding on the merits. Most importantly, the Board is spending its time and shareholders’ money in “defense” mode rather than working to create value for shareholders. Perhaps that is because as a group, the Board owns very little stock, but has a lot of reputation at stake.

Change Is Needed

The undeniable reality is that TEGNA’s stock is below $11. The current Board has not held management to a standard of best-in-class performance. It has enabled value destructive M&A and tolerated excessive compensation. The management team and Board own little equity. This Board appears to have squandered opportunities to maximize the value of the Company and has over-leveraged the balance sheet. Now, it appears to be using misleading arguments and half-truths to preserve its position.

We are seeking to replace four long-serving directors. None of those directors have operating experience in local affiliate broadcasting and each has presided over a massive destruction of shareholder value. We believe there is nothing to lose and much to gain by replacing these directors with our nominees, who bring unquestionable domain expertise and fresh perspectives and properly reflect the communities TEGNA serves.

I ask you to join me in voting for change.

Sincerely,

Soohyung Kim

Founding Partner

Standard General L.P.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General's extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Investor Contacts
Bruce Goldfarb / Jason Alexander / Pat McHugh
Okapi Partners
info@okapipartners.com
(212) 297-0720

Media Contact
media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.